As filed with the Securities and Exchange Commission on April 1, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________

Florida	Roanoke Technology Corp.	22-3558993
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
David L. Smith
2720 N. Wesleyan Blvd.		2720 N. Wesleyan Blvd.
Rocky Mount, North Carolina		Rocky Mount, North Carolina
27804	7389	27804
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095	Christopher K. Davies, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095

                 Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	13,010,000,002	shares (2)	$0.0007	$9,107,000.00	$1,072.25
TOTAL	13,010,000,002	shares (2)	$0.0007	$9,107,000.00	$1,072.25
(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)	Of these shares, 13,000,000,002 being registered under a secured convertible debentures and 10,000,000 are being registered under warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated April 1, 2005

ROANOKE TECHNOLOGY CORP.

13,010,000,002 Shares of Common Stock

This prospectus relates to the sale of up to 13,010,000,002 shares of common stock of Roanoke Technology Corp. (“Roanoke”) by certain persons who are stockholders of Roanoke, including Cornell Capital Partners, L.P. (“Cornell Capital Partners”). Please refer to “Selling Stockholders” beginning on page 13. Roanoke is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Roanoke.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On March 25, 2005, the last reported sale price of our common stock was $0.0007 per share. These prices will fluctuate based on the demand for the shares of our common stock. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “RNKE.OB”.

The selling stockholders consist of Cornell Capital partners, who intends to sell up to 13,000,000,002 shares of common stock, which are under secured convertible debentures and issued to Cornell Capital Partners pursuant to a Securities Purchase Agreement entered into between Roanoke and Cornell Capital Partners on September 30, 2004. In addition, Constellation Capital Corp. intends to sell up to 10,000,000 shares upon the conversion of warrants.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 6.

With the exception of Cornell Capital Partners, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission (“SEC”). None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April __, 2005.

1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
DESCRIPTION OF BUSINESS	18
MANAGEMENT	22
DESCRIPTION OF PROPERTY	25
LEGAL PROCEEDINGS	26
PRINCIPAL STOCKHOLDERS	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	29
DESCRIPTION OF SECURITIES	30
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE	32
EXPERTS	33
LEGAL MATTERS	33
HOW TO GET MORE INFORMATION	33
ROANOKE TECHNOLOGY CORPORATION	16
AND SUBSIDIARY	16
NOTES TO THE FINANCIAL STATEMENTS	16
PART II	1

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment in Roanoke.

Overview

We are headquartered in Roanoke Rapids, North Carolina. We are a developer and marketer of a service designed to maximize and promote Internet website presence. Our primary business function is to make our customers’ Internet websites easy to find. Websites are increasingly using television and print media advertising in an attempt to direct traffic to their websites, but we utilize our own proprietary software products to alter our customers’ websites in ways which make the sites more appealing to select search engines. If our customers wish to generate business from the Internet, it is important that their websites appear in the top 10 or 20 positions of targeted search engine indices. In addition, we utilize a suite of proprietary computer programs which allow our users to analyze and track their websites’ visibility.

We were incorporated in Florida on December 11, 1997 under the name Suffield Technologies Corp. We did not have any significant revenues until we purchased all of the issued and outstanding shares of Top 10 Promotions, Inc. in May, 1998.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

Going Concern

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended October 31, 2004 and October 31, 2003, relative to our ability to continue as a going concern. There is substantial doubt about our ability to continue as a going concern due to our continued losses from operations and our current liabilities, which exceed our current assets. We anticipate that we will incur net losses for the immediate future. We expect our operating expenses to increase significantly, and, as a result, we will need to generate monthly revenue if we are to continue as a going concern. To the extent that we do not generate revenue at anticipated rates, we do not obtain additional funding, or that increases in our operating expenses precede or are not substantially followed by commensurate increases in revenue, or that we are unable to adjust operation expenses levels accordingly, we may not have the ability to continue on as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

About Us

Our principal executive offices are located at 2720 N. Wesleyan Boulevard, Rocky Mountain, North Carolina, 27804. Our telephone number is (252) 428-0200 and our website is located at www.roanoketechnology.com.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Roanoke. Cornell Capital Partners intends to sell up to 13,000,000,002 shares of common stock, which are under secured convertible debentures. In addition, Constellation Capital Corp. intends to sell up to 10,000,000 shares of common stock it received under warrants.

On October 1, 2004, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners was obligated to purchase from us secured convertible debentures in an aggregate amount equal to $1,200,000. On October 1, 2004, Cornell Capital Partners purchased a secured convertible debenture in the principal amount of $825,000. Cornell Capital Partners purchased another secured convertible debenture equal to $375,000 on December 3, 2004. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debenture are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of our assets. At maturity we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the secured convertible debentures upon 15 business days’ notice for 120% of the amount redeemed plus any accrued interest.

Common Stock Offered	13,010,000,002 shares by selling stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering[1]	2,946,524,239 shares as of March 25, 2005
Use of Proceeds

We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”
Over-the-Counter Bulletin Board Symbol	RNKE.OB

_______________

1               Excludes secured convertible debentures that are convertible into 13,000,000,002 shares of our common stock, and 10,000,000 shares being registered under warrants.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS	FOR THE THREE MONTHS ENDED JANUARY 31, 2005	FOR THE YEAR ENDED OCTOBER 31, 2004	FOR THE YEAR ENDED OCTOBER 31, 2003

REVENUE
Sales	$194,984	$795,923	$1,236,805
Cost of sales	104,691	625,647	(1,003,158)

GROSS PROFIT OR LOSS	90,293	170,276	233,647

GENERAL & ADMINISTRATIVE EXPENSES	183,075	12,521,993	(1,024,078)

RESEARCH & DEVELOPMENT	-	89,082	(141,274)

TOTAL EXPENSE	183,075	12,611,075	--

OPERATING INCOME	--	(12,440,799)	--

INCOME (LOSS) FROM OPERATION	(92,782)	(12,440,799)	(1,165,352)

OTHER INCOME AND (EXPENSE)	(47,523)	(287,491)	(69,762)

NET INCOME (LOSS)	$(140,305)	$(12,728,290)	$(2,628,779)

BALANCE SHEET DATA	FOR THE THREE MONTHS ENDED JANUARY 31, 2005	FOR THE YEAR ENDED OCTOBER 31, 2004	FOR THE YEAR ENDED OCTOBER 31, 2003

CURRENT ASSETS
Cash	$39,363	$26,162	$18,306
Accounts receivable	18,105	16,083	0
Less: allowance for doubtful accounts	--	45,995	0
Prepaid Insurance	5,723	--	0
Employee advances	--	3,750	0
Total Current Assets	63,191	45,995	18,306

PROPERTY AND EQUIPMENT	305,473
Equipment and leasehold improvements	--	655,698	599,213
Less: accumulated depreciation	--	(335,999)	(279,096)
Total Property and Equipment	305,473	319,699	320,117

OTHER ASSETS
Loan to officer	--	--	--
Deposits	8,150	8,150	5,250
Officers’ receivable			0
Total Other Assets	8,150	8,150	5,250

TOTAL ASSETS	$ 376,814	$ 373,844	$ 343,673

CURRENT LIABILITIES
Accounts payable and accrued expenses	$95,709	$67,510	$322,411
Payroll tax and penalty payable	754,215	666,590	782,693
Credit card payable	--	692,5000	0
Employee loan	--	--	5,090
Loan from officer	494,273	479,816	--
Current maturity of long-term debt	--	230,599	164,421
Total current liabilities	1,344,197	2,137,015	1,274,615

LONG TERM LIABILITIES
Long term debt	--	--	270,807
Debenture bond principal	--	--	393,003
Notes payable	--	--	--
Less: current portion	--	--	(164,421)
Total long term liabilities	829,306	--	499,389

TOTAL LIABILITIES	2,173,503	2,137,015	1,774,004

TOTAL STOCKHOLDERS’ EQUITY	(1,796,689)	(1,763,171)	(1,430,331)

TOTAL LIABILITIES AND EQUITY	$376,814	$373,844	$343,673

RISK FACTORS

We Are Subject To Various Risks That May Materially Harm Our Business, Financial Condition And Results Of Operations

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

Risks Related To Our Business

Management Recognizes That We Must Raise Additional Financing To Fund Our Ongoing Operations And Implement Our Business Plan

It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

Our Auditors Have Added An Explanatory Paragraph To The Notes Of Our Financial Statements, Which States That We May Require Additional Capital In Order To Continue As A Going Concern

Our independent auditors have added an explanatory paragraph to the notes of our financial statements for the years ended October 31, 2004 and October 31, 2003, which states that our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. During the fiscal years ended October 31, 2004 and 2003, we have incurred net losses of $12,728,290 and $2,628,779, respectively. As of the quarter ended January 31, 2005 we have a negative working capital of $1,281,066. Assurances cannot be given that financing will continue to be available or be sufficient to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

Items of uncertainty include our payroll tax liability in excess of $700,000. On December 25, 2003 we negotiated an installment agreement with the Internal Revenue Service with regard to our payroll tax liability. The agreement calls for payments of $5,000 per month for 48 months with a balloon payment for the balance owed at the end of that period. Our President, David Smith, signed for personal liability of the Trust Fund portion in the amount of $333,295 plus penalties and interest should we default on these payments. Should we default on these payments and any other current tax compliance, our property can be seized to satisfy the liability, which could cause us to cease operations.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On October 31, 2004 And For October 31, 2003, Were Not Sufficient To Satisfy Our Current Liabilities And, Therefore, Our Ability To Continue Operations Is At Risk

We had a working capital deficit of $2,091,020 at October 31, 2004 and $1,281,006 for the quarter ended January 31, 2005, which means that our current liabilities exceeded our current assets on October 31, 2004 by $2,091,020 and by $1,281,006 for the quarter ended January 31, 2005. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on October 31, 2004, and for the quarter ended January 31, 2005 were not sufficient to satisfy all of our current liabilities on those dates. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise additional capital or debt to fund the deficit or curtail future operations.

Our Obligations Under The Secured Convertible Debentures Are Secured By All of Our Assets

Our obligations under the secured convertible debentures, issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of the secured convertible debentures, Cornell Capital Partners could foreclose its security interest and liquidate all of our assets. This would cause operations to cease.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;
•	That are not traded on a “recognized” national exchange;
•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or
•

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations

Our success largely depends on the efforts and abilities of David Smith, our Chief Executive Officer. The loss of the services of Mr. Smith could materially harm our business because of the cost and time necessary to find their successor. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on our Chief Executive Officer. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We Are Subject to Price Volatility Due to Our Operations Materially Fluctuating

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

•	our ability to retain existing clients and customers;
•	our ability to attract new clients and customers at a steady rate;
•	our ability to maintain client satisfaction;
•	the extent to which our products gain market acceptance;
•	the timing and size of client and customer purchases;
•	introductions of products and services by competitors;
•	price competition in the markets in which we compete;
•	our ability to attract, train, and retain skilled management;
•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and
•	general economic conditions and economic conditions specific to Internet and website service providers.

We May Not Be Able To Compete Effectively In Markets Where Our Competitors Have More Resources

Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than Roanoke. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

If We Are Unable To Respond To The Rapid Changes In Technology And Services Which Characterize Our Industry, Our Business And Financial Condition Could Be Negatively Affected

Our business is directly impacted by changes in the Internet and website services industry. Changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We May Be Unable To Manage Growth

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives.
•	Maintain a system of management controls.
•	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 2,946,524,239 shares of common stock outstanding as of March 25, 2005, 1,405,706,161 shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining 640,818,078 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, secured debentures convertible into shares of common stock at a floating discount rate.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 15,236,158 shares of common stock being registered in this offering. That means that up to 15,236,158 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

Our Obligations Under The Secured Convertible Debentures Are Secured By All of Our Assets

Our obligations under the secured convertible debentures, issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of these secured convertible debentures, Cornell Capital Partners could foreclose its security interest and liquidate all of our assets. This would cause us to cease operations.

The Conversion of Our Outstanding Secured Convertible Debentures Will Cause Dilution to Our Existing Shareholders

The issuance of shares upon the conversion of our outstanding secured convertible debentures will have a dilutive impact on our shareholders. Cornell Capital Partners is required to purchase up to $1,300,000 of convertible debentures that are convertible into shares of our common stock at a price equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. If such conversion had taken place at $0.0006 (i.e., 80% of our recent stock price of $0.0006), then the holders of the secured convertible debentures would have received 2,166,666,667 shares of our common stock. As a result, our net income per share could decrease, in future periods, and the market price of our common stock could decline.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Roanoke. A description of each selling shareholder’s relationship to Roanoke and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Shares Acquired in Financing Transactions with Roanoke
Cornell Capital Partners, L.P.	160,005,852 (2)	4.99%	13,000,000,002(3)	0%
Consultants and Others
Constellation Capital Corp.	10,000,000(4)	*	10,000,000	0%
Total	170,005,852	4.99%	13,010,000,002	0%

_______________

(1)	*Less than 1%.
(2)

Applicable percentage of ownership is based on 2,946,524,239 shares of common stock outstanding as of March 25, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of March 25, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 25, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

3)

Includes 13,000,000,002 shares as a good faith estimate of the number of shares needed as a result of conversion of the secured convertible debentures issued to Cornell Capital pursuant to a Securities Purchase Agreement.

(4)	Consists of 10,000,000 warrants issued to Constellation Capital Corp.

The following information contains a description of each selling shareholder’s relationship to Roanoke and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Roanoke, except as follows:

Shares Acquired In Financing Transactions With Roanoke

Cornell Capital Partners. Cornell Capital Partners is the investor under the Securities Purchase Agreement and a holder of secured convertible debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Roanoke. Those transactions are explained below:

On October 1, 2004, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners was obligated to purchase from us secured convertible debentures in an aggregate amount equal to $1,200,000. On October 1, 2004, Cornell Capital Partners purchased a secured convertible debenture in the principal amount of $825,000. Cornell Capital Partners purchased another secured convertible debenture equal to $375,000 on December 3, 2004. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debenture are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of our assets. At maturity we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the secured convertible debentures upon 15 business days’ notice for 120% of the amount redeemed plus any accrued interest.

There are certain risks related to sales by Cornell Capital Partners, including:

•

The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•

To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

•

The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.

Other Selling Stockholders

Constellation Capital Corp. Constellation Capital Corp. received 10,000,000 warrants as compensation received for their consulting services provided to Roanoke. The warrants have an exercise price equal to $0.002 per share and are exercisable for a period of five years beginning September 30, 2004. Constellation Capital Corp. is managed by Christopher Kern, who makes all of their investment decisions.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Roanoke so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS

This prospectus relates to shares 13,000,000,002 of our common stock underlying these secured convertible debentures. There will be no proceeds to us from the sale of shares of common stock in this offering. We have received proceeds from the sale of these secured convertible debentures to Cornell Capital Partners. The secured convertible debentures are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of our assets. At maturity we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the secured convertible debentures upon 15 business days’ notice for 120% of the amount redeemed plus any accrued interest.

The use of proceeds we have obtained through the sale of our debentures to Cornell Capital Partners is as follows:

Proceeds	$1,200,000

No. of shares issued the secured convertible debentures at an assumed offering price of $0.0006	13,000,000,002

USE OF PROCEEDS:	AMOUNT
Business Development	$ 200,000
Infrastructure and Improvements	300,000
Operating Capital	700,000
Total	$ 1,200,000

PLAN OF DISTRIBUTION

Roanoke and Cornell Capital Partners have no plan of distribution for the debentures. The debentures are held by Cornell Capital Partners and may be converted into shares of Roanoke’s common stock. Cornell Capital Partners does not have a plan of distribution with respect to the shares of Roanoke’s common stock underlying the debentures, as the debentures may be redeemed by Roanoke prior to being converted into common stock. For the above reasons, we have not provided a dilution calculation with respect to the shares of common stock underlying the debentures. Upon redemption of the debentures no shares of Roanoke’s common stock will be issued to Cornell Capital Partners.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are headquartered in Roanoke Rapids, North Carolina. We are a developer and marketer of a service designed to maximize and promote Internet website presence. Our primary business function is to make our customers’ Internet websites easy to find. In addition, we utilize a suite of custom computer programs that allow our users to analyze and track their websites “visibility”. Our proprietary software analyzes high ranked sites on the targeted search engines to determine the most important key words, phrases, and other design characteristics of those sites. Our customers’ websites are then changed to reflect the preferences of those search engines and thus increase the probability that their website will appear in the top 10 or 20 sites listed by the search engine when those search characteristics are used. We believe this results in greater exposure for our customers, improved results for their web presence, and increased customer reliance on our services.

We were originally formed on December 11, 1997 under the name Suffield Technologies Corp. We did not have any significant revenues until we purchased all of the issued and outstanding shares of Top 10 Promotions, Inc., a Virginia corporation with its principal place of business in North Carolina.

Going Concern

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended October 31, 2004 and October 31, 2003, relative to our ability to continue as a going concern. There is substantial doubt about our ability to continue as a going concern due to our continued losses from operations and our current liabilities, which exceed our current assets. We anticipate that we will incur net losses for the immediate future. We expect our operating expenses to increase significantly, and, as a result, we will need to generate monthly revenue if we are to continue as a going concern. To the extent that we do not generate revenue at anticipated rates, we do not obtain additional funding, or that increases in our operating expenses precede or are not substantially followed by commensurate increases in revenue, or that we are unable to adjust operation expenses levels accordingly, we may not have the ability to continue on as a going concern. Our financial statements do not include any adjustments that might result fro m the outcome of this uncertainty.

We have a history of significant losses. We had a loss of $305,545 from December 11, 1997 (inception) through October 31, 1998; $2,686,404 for the year ended October 31, 1999; $1,065,244 for the year ended October 31, 2000, $1,879,379 for the year ended October 31, 2001; $1,550,334 for the year ended October 31, 2002; $2,628,779 for the year ended October 31, 2003 and $12,728,290 for the year ended October 31, 2004.

Results Of Operations For The Three Months Ended January 31, 2005 Compared To The Three Months Ended January 31, 2004

Revenues

During the three months ended January 31, 2005 sales decreased 18% to $194,984 compared to $236,503 for the three months ended January 31, 2004. This decrease was due to our sales staff having been cut to core personnel, which has lowered the total number of new clients but dramatically reduced our cost of generating the sales.

Cost of Sales

Cost of Sales for the three months ended January 31, 2005 decreased 38% to $104,691 compared to the Cost of Sales for the three months ended January 31, 2004 which was $169,686. This decrease was due primarily to cutting our sales staff down to core personnel and a slight reduction in support personnel.

General and Administrative Expenses

General and Administrative Expenses were at $183,075 for the three months ended January 31, 2005. This was a decrease of 66% when compared to the General and Administrative Expenses for the three months ended January 31, 2004. This decrease was primarily due to a dramatic decrease in consulting fees.

Research and Development

Management decreased its research and development of new services during the three months ended January 31, 2005 to $0. This was a decrease of $39,290 .

Interest Expense

Interest Expense for the three months ended January 31, 2005 decreased to $(47,524) or 251% when compared to our Interest Expense during the three months ended January 31, 2004. This decrease was primarily due tothe early payoff of our SBA loan.

Net Loss

Net Loss for the three months ended January 31, 2005 decreased to $(140,305) or 74% when compared to our Net Loss during the three months ended January 31, 2004. This decrease was primarily due to a reduction in consultants, streamlining of personnel expenses and a decrease in research and development cost.

Results Of Operation For The Fiscal Year Ended October 31, 2004 Compared To Fiscal Year Ended October 31, 2003

Revenues

In fiscal year 2004 sales decreased 36% from the previous year, from $1,236,805 to $795,923. Our reduction in overhead is the primary reason for this decrease, but we believe that the decrease in expenditures offset the reduction in sales.

Cost of Sales

Cost of sales for the year ended October 31, 2004 decreased 38% to $625,647 of sales from $1,003,158 or 81% of sales from the previous year ended October 31, 2003. This decrease was due to spending cuts by management.

General and Administrative Expenses

General and Administration costs were at $12,649,802 for fiscal 2004 and $2,651,390 for fiscal 2003, an increase of 477%. The increase was due to the stock issued in the form of compensation to our President and our consultants which amounted to $12,215,850 during 2004. Without the stock compensation, we would have had a decrease in these costs of $3,297 due to our cost cutting measures.

Research and Development

Management decreased its research and development of new services during the year ended October 31, 2004. These costs decreased 37% from $141,274 to $89,082.

Interest Expense

Interest expense for the year ended October 31, 2004 increased 32%, from $69,762 to $124,858, for the year ended October 31, 2003. This increase was due to the interest with regard to the issuance of convertible debenture bonds and additional finance costs with our loan from the Small Business Administration.

Net Loss

We had a 490% increase in losses compared to the prior year ended October 31, 2003, or $(12,878,780) for fiscal year 2004 and ($2,628,779) for fiscal 2003. This decrease was mainly due to the cost of stock issued as compensation.

Renegotiated Loan

On November 7, 2000, we entered into a loan agreement with First International Bank, Hartford, CT. The U.S. Small Business Administration is the guarantor on this loan in the amount of $290,000. The initial interest rate, a variable rate, was 11.50% per year and has since been renegotiated with Aurora Loan Services, Inc. to 8.50%. The note was originated with a term of seven years with a late fee of up to four percent of the unpaid portion of the regularly scheduled payment. We had been 22 months in default on the note and currently, we have reached an agreement with Aurora upon which we have completed a payment schedule planned to recover the arrearage payments.

Payroll Tax Liability

On December 25, 2003 we negotiated an installment agreement with the Internal Revenue Service with regard to our payroll tax liability in excess of $700,000. The agreement calls for payments of $5,000 per month for 48 months with a balloon payment for the balance owed at the end of that period. Our President, Dave Smith, signed for personal liability of the Trust Fund portion in the amount of $333,295.24 plus penalties and interest should we default on these payments. Should we default on these payments and any other current tax compliance issue, our property can be taken to satisfy the liability.

Liquidity And Capital Resources

Cash outflows from operating activities were ($87,973) for the three months ended January 31, 2005 as compared with cash outflows of ($134,286) in the prior year’s quarter. Cash Flows from Investing Activities were $0 as compared with ($30,041) in the prior year’s quarter.

Cash outflows from operating activities were $(564,066) for the year ended October 31, 2004 as compared with deficit of $(194,815) for the previous year. Cash outflows from investing activities were ($53,403) for the nine months ended July 31, 2004 as compared with $0 in the prior year’s period. Cash flows from financing activities represented our principal source of cash for the nine months ended July 31, 2004. Cash inflows from financing activities were $466,251 for the nine months ended July 31, 2004 as compared with $88,000 in the prior year’s period. This cash flow was developed from a loan from the Company’s President. The company had a net increase in cash of $84,535 for the nine months ended July 31, 2004 as compared to a net decrease in cash of $12,590 in the prior year’s period.

As of July 31, 2004, our total current assets were $142,774, which consisted of $102,841 of cash, $39,933 of accounts receivable.

As of July 31, 2004, our current liabilities were $1,592,989, which consisted of $142,599 of accounts payable, payroll tax and penalties of $832,423, a loan from our President of $500,000 and current maturity on long-term debt of $117,967.

We had negative net working capital at July 31, 2004 of $1,450,215. The ratio of current assets to current liabilities was 9%. This means that we do not have the ability to pay our current debts as they become due.

On October 1, 2004, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners was obligated to purchase from us secured convertible debentures in an aggregate amount equal to $1,200,000. On October 1, 2004, Cornell Capital Partners purchased a secured convertible debenture in the principal amount of $825,000. Cornell Capital Partners purchased another secured convertible debenture equal to $375,000 on December 3, 2004. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debenture are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of our assets. At maturity we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the secured convertible debentures upon 15 business days’ notice for 120% of the amount redeemed plus any accrued interest.

Outlook

During the past year, much attention has been placed on reducing expenses and increasing revenues. We eliminated one senior management position, eliminated 14 sales-support positions that represents a 48% reduction in force, and we reduced our R&D staff by three programmers. It is our opinion that we have trimmed expenses to an acceptable level without adversely affecting our ability to operate. We continue to monitor our expenses, however, and we will diligently scrutinize all expenditures.

Top-10 Promotions sales were down over last year, however, we believe our reduced expenses more than offset this decline when compensation in the form of stock is not included. Our sales staff has been cut to core personnel, which has lowered the total number of new clients but dramatically reduced our cost of generating the sales. In the coming year we are planning on expanding our sales force with quality personnel. This will be made possible by our relocation to our new facility in Rocky Mount, NC. We believe that the Rocky Mountain area has a substantially larger employee pool to draw from with more qualified applicants than our current location.

We have added other revenue sources through our affiliate programs with Rent.com and Google as well as our expanded B2B service offerings that include expanded hosting, website design and optimization services. Under the affiliate programs we receive revenues from our affiliates such as Google and Commission Junction for finding customers and promoting those websites on our site. We generate between $4000 to $5000 dollars per month in revenue under these programs.

We have also signed an inducement agreement with Carolinas Gateway Partnership. The purpose of this partnership is to add incentive for RTC to relocate its Headquarters operations in the Nash County, NC area. Carolina Gateway Partnership has offered a cash inducement to RTC once the attainment of target employment goals are met. These funds are to assist in the leasing, improvement, expansion, upfitting and equipping of RTC Headquarter facilities. We believe that the cash incentives offered in this partnership will help offset the cost of the companies headquarters relocation and are indicative of the willingness of the Nash County Community to work with our company.

We estimate our overall expenses to be approximately $1,500,000 annually for the next two years. If our revenue projections remain accurate, we believe we will become profitable in the year 2005.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

DESCRIPTION OF BUSINESS

Overview

We were incorporated in Florida on December 11, 1997 under the name Suffield Technologies Corp. We did not have any significant revenues until we purchased all of the issued and outstanding shares of Top 10 Promotions, Inc., a Virginia corporation with its principal place of business in North Carolina, in accordance with a Stock Purchase Agreement and Share Exchange dated and effective May 28, 1998. Under that agreement Roanoke also purchased the name Top 10 Promotions and is registered to do business as Top 10 Promotions in North Carolina. We maintain our principal offices at 2720 North Wesleyan Blvd, Rocky Mount, North Carolina, 27809 and our telephone number is (252) 428-0200.

Roanoke Technology Corp. is headquartered in Roanoke Rapids, North Carolina. We are a developer and marketer of a service designed to maximize and promote Internet website presence. To put it simply, our primary business function is to make our customers’ Internet websites easy to find. Most persons searching the web for a product or service use a search engine. Websites often use television and print media advertising in an attempt to direct traffic to their websites, but we utilize our own software products and knowledge regarding search engine indexing algorithms to alter our customer’s websites in ways which make the sites more appealing to the top search engines. If our customers wish to generate business from the Internet, it is important that their websites appear in the top 10 or 20 positions of targeted search engine indices. Basically, that is what we do. In addition, we utilize a suite of custom computer programs that allow our users to analyze and track their websites “visibility”. Our proprietary software analyzes high ranked sites on the targeted search engines to determine the important key words, phrases, and other design characteristics of those sites. Our customers’ websites are then changed to reflect the preferences of those search engines and thus increase the probability that their website will appear in the top 10 or 20 sites listed by the search engine when those search characteristics are used. Since most web users ignore search results beyond the first hundred listed sites, a higher ranking almost always translates to higher visitor hits for our customers. We believe that this results in greater exposure for our customers, improved results for their web presence, and increased customer reliance on our services.

Services

Our services are designed to improve the visibility of our customer’s websites on the Internet. Since many key word searches can return hundreds, if not thousands, of matches, it is important that those attempting to generate business from their Internet listing assure that their site is listed in the first one or two pages returned by the search engine.

•	When a customer purchases the “Premium Plan” we begin the following procedures:
•	Identify appropriate key words or terms for the customer’s website. The Premium Plan allows for 6 terms.
•	Identify the unique characteristics and patterns associated with each search engine’s robot and indexing practices.
•	Create a customer web page for each term. Each contract will require a creation of approximately 6 to 24 pages.
•	The created web pages are then moved to the customer’s website or server.
•

Create a “referring domain” and website for the customer that is hosted by RTC Hosting, our subsidiary. This referring domain will attract many of the search engine robots within two weeks of its creation. The robots will follow links on the referring domain site to the customer’s original site and to the new content pages that were created and placed on their site as part of our process.

•

We verify the placement of the web pages and create a site map for the customers’ site. We submit the new content pages and the referring domain site pages to the search engines that do not automatically crawl the site.

•

We also utilize pay for inclusion services offered by the search engine companies. For a fee, they will prioritize our customers’ websites in their editorial queue. This allows us to obtain rankings much faster than if we waited for their standard review of the sites.

•

Approximately 4 weeks after we have created the referring domain site and have completed the applicable submissions, preliminary results will be noticed. In most cases 60 days after the pages are placed on the server the customer will be able to check the results at the customer’s section of our web.

As part of the Premium Plan, we will continue to monitor and furnish Visibility Reports for each customer for up to 6 months. The reports are compiled every two weeks and are made available to our customers via their own private portal into our customer service application.

We commit to the following for our Premium Plan:

•

We will secure for our customer no less than 10 placements within the top 20 positions somewhere across the top search engines. The engines we target consist of the following: Yahoo, Teoma, Excite, Infoseek, HotBot, Lycos, iWon, NBCi, AOL Netfind, LookSmart, AltaVista, Google, Northern Light, Magellan, All The Web, Open Directory Project, Netscape, Web Crawler, Direct Hit, MSN, WiseNut, SplatSearch, Overture, AskJeeves and PC Beacon.

•	The listings may appear on any single search engine, all the search engines or spread across any number of the search engines listed above.
•	The placements will consist of existing pages on our customer’s sites as well as the new pages we make for our customers.
•	Over the last 12 months our customers have averaged more than 50 placements in the top 20 positions across the top search engines. However, we do not guarantee this.
•

We do not guarantee traffic to a customer’s website. That is a function of demand for the product or service. The customer’s commitment is only for placements of their URL(s) in the search engine indices.

•

In the event of our failure to meet our commitment within 90 days from the date the last submissions were made to the search engines, we will repeat the service at no charge. In the event that there are repeated failures we will rework the promotion or issue a refund. This is determined on a case by case basis and is within our discretion.

We also offer silver and gold plans. The same processes are followed except we promote 12 or 24 keywords respectively. We also guarantee 20 new placements in the search engines for the silver plan and 30 placements for the gold plan.

Our sales efforts rely primarily upon our proprietary software programs to generate sales leads that are then followed up with e-mail and telemarketing efforts. Due to the increasing number of websites indexed by the key search engines and changes in the way these sites are indexed by the search engines, the visibility of the websites that we have enhanced tends to decline over time. We re-solicit prior customers periodically and offer them the opportunity to renew their website visibility. The renewal process is the same as described above and with the same guarantee. We discount renewals by 25% of the original promotion price.

In July 2002, we entered into an agreement with Overture, a leader in pay-for-performance searches on the Internet. We are now an Overture Ambassador, which puts us in a position to manage our customers’ advertising campaigns with Overture. Benefits of being an Overture Ambassador include: ability to manage multiple customer accounts from one central portal, a dedicated account representative and prioritization in Overture’s editorial queue. We charge our customers a monthly fee to manage their campaigns. Fees are based on the number of keywords we manage and the number of times we monitor their bids during a 24-hour period. Monthly fees range from $80 to $580.

RTCHosting Corp

RTCHosting Corp., is our wholly owned subsidiary that was formed in June 2000. We currently offer two forms of hosting for our customers. The first form gives the customer the option of using a template driven website creation process or using standard uploads of website pages. This package is $19.99 per month. The second form of hosting is a template driven system with e-commerce capabilities built in. This hosting package is $49.95 per month. Both packages allow for add-on services and packages to suit the customers needs.

Trademarks

“Top 10 and Design” and “PC Beacon” are both registered trademarks with the United States Patent and Trademark Office. Top 10 and Design was registered September 25, 2001 and PC Beacon was registered March 12, 2002. The opposition period is completed and a notice of allowance has been issued.

Employees

We currently employ 16 full time employees. They fall into 4 different categories: 2 management, 5 sales, and 9 support personnel. Sales personnel are compensated on a base pay plus commissions.

Competition

There are numerous Internet promotion companies that promote websites. They all use one of three different methodologies for promoting their customer’s websites. The vast majority simply submit the URL of the customer’s home page to hundreds of search engines. We believe this is the least effective way because this method has the following built-in problems: (a) most of the search engines are search engines in name only, and are really directories. The user must know the name of the company to have any degree of success; (b) we believe a majority of the search engine traffic is driven by the most popular search engines. This renders the vast majority of the others very ineffective; (c) we believe this method cannot work successfully because it is almost impossible to make a web page appeal to more than 1 or 2 search engines. Each search engine employs different indexing practices. To date, the only successful method of obtaining consistent rankings in the search engines is to make pages for each “keyword phrase” for each engine.

The second method of promoting a site in the search engines is to purchase positions within the indices or to purchase advertising space on the site in the form of banner advertisements. We believe that the cost of this method is extremely expensive and not practical for most small business owners.

The third way is to prepare pages for each “keyword phrase” for each search engine. We utilize this method. We have no knowledge of any other company that has the ability to effectively track what characteristics appeal to the major search engines and to make pages based on those characteristics.

The following are the only websites that we have found that can be deemed to compete with us: WebPosition Gold; SubmitIt; Did-it.com:

The market for a worldwide on-line commerce website is relatively new, quickly evolving and subject to rapid change. There are few substantial barriers to entry, and we expect to have additional competition from existing competitors and new entrants in the future.

General Business Conditions

There is no apparent seasonality in our business but weekly or monthly sales volume can be impacted by holidays and popular vacation periods which impair the ability of our telemarketers to reach potential customers. Our business is not dependent upon any single customer or type of business. Since we have no subcontractors, we are not dependent upon an outside sales force. All work is performed in house. This includes the creation and development of our software.

Customers

Our potential market or customer base consists of every business-oriented website in the world. Our largest single customer accounts for less than one percent of our total revenues and no particular industry accounts for more than two percent of our revenues.

Material Programming Costs

We incur programming costs to maintain and improve the computer programs used internally in the conduct of our business. Most of this work has been undertaken by salaried personnel [need to update].

Material programming costs are:

	Year Ending	Year Ending	Year Ending
	October 31, 2004	October 31, 2003	October 31, 2002
Total	$89,082	$120,537	$323,680

Research And Development Expenses

Research and development costs are considered a continual process and are expensed when incurred. When we can associate specific costs to a computer software product that has technological feasibility and research and development activities have been completed, we will capitalize those costs as an asset.

MANAGEMENT

Officers And Directors

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of March 25, 2005, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name of Director/ Executive Officer	Age	Position	Period Served
David L. Smith	48	Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director	January 29, 1997 to Present

Below are the biographies of each of our officers and directors as of March 3, 2005.

David L. Smith, Jr. has served as our Chief Executive Officer since May 28, 1998. From 1992 through 1995, Mr. Smith was the sole owner of a company called DJ Distributors, a sole proprietorship based in Roanoke Rapids, North Carolina. This company was a direct sales organization involved in reselling vacuum cleaners. In 1995, DJ Distributors was no longer involved in direct sales. Mr. Smith used this company to start an Internet business developing websites for companies. In October of 1997, he formed Top 10 Promotions, Inc., a Virginia corporation to continue the business of DJ Distributors. Effective May 28, 1998, we acquired all the shares of Top 10 Promotions, Inc. (which became our wholly owned subsidiary) and appointed Mr. Smith our chief executive officer and director.

Involvement In Legal Proceedings

Our executive officer and director has not been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

Our executive officer and director has not been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

Our executive officer and director is not the subject of any pending legal proceedings.

Audit Committee And Financial Expert

We do not have an audit committee. Mr. Smith performs some of the same functions of an audit committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document. Upon the receipt of sufficient financing and the availability of working capital, we plan to increase our board of directors and pay for the services of a financial expert. Currently, the officer and sole director are the same person and, therefore, we do not believe it is necessary at this time to assemble an audit committee for the oversight of its sole officer and director.

Code Of Ethics

We have not adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our sole officer and director serves in all the above capacities. Our decision not to adopt such a code of ethics results from our having a limited management team of only one officer and director operating our business.

Executive Compensation

The following table sets forth, for the fiscal year ended October 31, 2004, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated (the “Named Executive Officers”), with respect to services rendered by such persons to Roanoke and its subsidiaries.

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	OTHER COMPENSATION	RESTRICTED STOCK AWARDS	SECURITIES UNDERLYING OPTIONS	OTHER COMPENSATION
Dav President, CEO and Director id L. Smith, Jr.	2004	$150,000	-0-	-0-	(1)	-0-	-0-
	2003	$185,602.51	270,000,00	-0-	(1)	-0-	-0-
	2002	$185,602.51	-0-	-0-	(1)	-0-	-0-

(1)

In October 2003, Mr. Smith received 270,000,000 shares for a cash amount of $1,620,000 pursuant to his amended employment agreement with us. On April 9, 2003 we issued a total of 1,313,268 shares to Mr. Smith, based upon his amended employment agreement for bonuses owed for the years ended December 31, 2000, December 31, 2001 and December 31, 2002. The shares were issued in the following manner based on one (1%) percent of the issued and outstanding shares at the end of each of years set forth above: 126,687 shares for December 31, 2000, 364,381 shares for December 31, 2001 and 822,020 shares for December 31, 2002.In fiscal 2000, Mr. Smith received 1,500,000 of our restricted common shares per his employment agreement. The shares were valued at $.60 per shares for a total of $900,000. Since the beginning of fiscal 2000, Mr. Smith has received 1,500,000 of our restricted shares pursuant to his execution of a new 3-year employment agreement with us in August 2000. Such shares received by him would normally be valued at the trading price at the time he received the shares ($0.25) in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”. However, this standard considers the discounting of stock when such stock is restricted; our stock was thinly traded and the number of shares to be traded on the market (1,500,000) would greatly devalue the stock. Therefore, the method used was as follows: Initial price of $0.25; discounted 10% in lieu of the restriction. Based on this, the value is $337,500.

Compensation Of Directors

Our directors do not receive compensation for their services as directors but may be reimbursed for their reasonable expenses for attending board meetings.

Options

As of March 25, 2005, we have no options outstanding.

Executive Employment Agreements:

On August 22, 2000, we signed an amended employment agreement with our Chief Executive Officer, Mr. David L. Smith, Jr. This amended the employment agreement dated May 28, 1998. The term of the employment agreement was for 3 years ending in August 2003. The agreement is automatically renewed for additional 1-year periods with the mutual consent of Mr. Smith and us. During the renewal term, we may terminate the agreement upon 30 days prior written notice to Mr. Smith. The agreement provides for the following: (i) salary of $150,000 per annum; (ii) quarterly bonus of 30% of net income before income tax; and (iii) share bonuses annually, with the approval of the Board of Directors of up to 1% of our issued and outstanding shares determined as of the close of business on December 31, 2003. In addition, Mr. Smith received a signing bonus of 1,500,000 of our common stock. On April 22, 2001, we amended the employment agreement with Mr. Smith to extend the employment for five years, to grant him a stock bonus of 5,200,000 restricted common stock, and to allow him to receive a bonus of 1,000,000 shares per year for each year that we generate a profit during the five (5) year term of this amended employment agreement. On October 27, 2003, we amended the employment agreement with Mr. Smith to extend the employment for five years and to grant him a stock bonus of 270,000,000 restricted common shares. On May 24, 2004 we issued 1,250,000 shares of common stock to Mr. Smith, in compliance with his compensation agreement. These shares were issued in compliance with the anti-dilution clause of this agreement for a value of $6,750,000, or $0.0054 per share. The shares were accounted for at the value of the trading price close of day on that date.

DESCRIPTION OF PROPERTY

We do not own any real estate. Instead we lease space for our executive offices and business operations. Our offices are located at 2720 N. Wesleyan Boulevard, Rocky Mountains, North Carolina.

On March 1, 2004 we entered into a five-year lease for 1.6 acres of land on which our offices are located. In addition, we have an option to lease the premises for an additional five years. The one story pre-engineered steel building located on the property is 9000 square feet in size. The building has an emergency generator and we believe it contains sufficient space for our ongoing operations. Our lease payments for the space are for 5 years and call for monthly payments of $3,500 for the first year, $4,000 for the second and third years, and $4,500 for the fourth and fifth years. The lease contract also calls for us to pay for any leasehold improvements.

LEGAL PROCEEDINGS

The following legal actions have been brought against Roanoke.

Gordon & Rees, LLP v. Roanoke Technology Corp.; Top-10 Promotions, Inc., San Francisco County Superior Court, Case Number CGC-03-423362. The complaint was filed on August 12, 2003 and was “purportedly” served on September 12, 2003. On October 15, 2003, we received a Notice of Intention to Enter Default and Default Judgment. Plaintiff has not been able to provide the court documentation to support a default judgment. The default judgment was for $106,719.64 plus 10% of interest from 8/26/02 and attorney’s fees of $26,679.91. On May 27, 2004 we entered into a settlement agreement whereby we would pay $19,000 by June 11, 2004 to allow a dismissal of the lawsuit. Such amount was paid and this case was settled in full.

Sancor Industries Ltd. v. Sun-Mar Corporation, Top-10 Promotions, Inc. and Roanoke Technology Corp., Ontario Superior Court of Justice, Court File No. 99-CV-172600 CMA. A judgment was granted against us for unauthorized insertion of the plaintiffs trademarks in our mega-tags. The specific judgment amount was not listed.

On February 20, 2003 a complaint, Sprint Communications Company Limited Partnership vs. Roanoke Technology Corp., was filed in the State of North Carolina, County of Halifax Superior Court Division. The complaint asserts that we are indebted to the plaintiff for a total of $179,150.16 and costs of the action brought forward. We have filed a counter-claim in response to this action. Our legal counsel has not determined the likeliness that the plaintiff will be successful with the complaint. This matter was settled in full for $10,000.

AJW Partners, LLC. AJQ Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC v. Roanoke Technology Corp., Supreme Court of the State of New York, Index No. 04-600698. The complaint was filed on March 16, 2004 and served on March 19, 2004. The lawsuit was commenced based upon stock purchase agreement comprised of convertible debenture bonds with attached warrants with the plaintiffs. The plaintiffs claim that a total of $775,000 is still owed under the convertible debentures. A full settlement was reached in this matter.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The table below sets forth information with respect to the beneficial ownership of our common stock as of March 25, 2005 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1) (2)

	David L. Smith Jr.	1,449,866,228(3)	49.21%
	2720 N. Wesleyan Boulevard
	Rocky Mountain, North Carolina 27804

SECURITY OWNERSHIP OF MANAGEMENT
Title of Class	Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)

	David L. Smith	1,449,866,228(3)	49.21%
	2720 N. Wesleyan Boulevard
	Rocky Mountain, North Carolina 27804

	All Officers and Directors as a Group	1,449,866,228(3)	49.21%

_______________

(1)	Less than 1%.
(2)

Applicable percentage of ownership is based on 2,946,524,239 shares of common stock outstanding as of March 25, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 25, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 10,000,000 shares of Roanoke’s Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have no relationship with related parties or any related transactions. We did not give anything of value to, or receive anything of value from, any promoter during the fiscal years 2004 or 2003.

During 2004, the Company received a non-interest bearing loan from its President. The loan is unsecured and due on demand. During the three months ended January 31, 2005, the Company repaid $5,727 of principal. In addition, the Company recorded an in-kind contribution of $6,250 for the fair value of interest contributed by its President. The total outstanding principal at January 31, 2005 was $494,273.

During 2004, the Company’s President exchanged 100,000,000 shares of common stock for 100,000,000 shares of Class A common stock.

During the three months ended January 31, 2005, the Company repaid $5,727 of principal.

During 2005, the Company received an in-kind contribution of $6,250 for the fair value of interest contributed by its President.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a)	Market Information

“Bid” and “asked” offers for the common stock are listed on the NASDAQ Over-the-Counter Bulletin Board published by the National Quotation Bureau, Inc. Our common stock began trading on the Over-the-Counter Bulletin Board on October 23, 1998, under the trading symbol, “RNKE.OB.”

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR 2003	High Bid	Low Bid
Quarter Ended March 31, 2003	$0.2500	$0.0030
Quarter Ended June 30, 2003	$0.0090	$0.0037
Quarter Ended September 30, 2003	$0.0075	$0.0032
Quarter Ended December 31, 2003	$0.0096	$0.0029

YEAR 2004	High Bid	Low Bid
Quarter Ended March 31, 2004	$0.0160	$0.0065
Quarter Ended June 30, 2004	$0.0084	$0.0028
Quarter Ended September 30, 2004	$0.0034	$0.0013
Quarter Ended December 31, 2004	$0.0019	$0.001

YEAR 2005	High Bid	Low Bid
Quarter Ended March 31, 2005	$.0011	$.0006

(b)	Holders Of Common Stock

As of March 25, 2005, we had approximately 485 shareholders of our common stock and 3,046,524,239 shares of our common stock were issued and outstanding.

(c)	Dividends

We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

(d)	Securities Authorized For Issuance Under Equity Compensation Plans

We have not authorized any stock to be issued under any Equity Compensation Plans.

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 20,000,000,000 shares of common stock, $0.0001 par value per share. As of March 25, 2005, there were 2,946,524,239 outstanding shares of common stock. We are authorized to issue 10,000,000 shares of preferred stock but to date none of the shares of preferred stock have been issued and none are outstanding. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

We are authorized to issue 10,000,000 shares of $0.0001 par value preferred stock, none of which is outstanding. The preferred stock, which is commonly known as “blank check preferred”, may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the directors in their sole discretion, at the time of issuance.

Convertible Debentures

We have secured convertible debentures convertible into approximately 4,276,315,789 shares of our common stock. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debentures are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest volume weighted average prices of our common stock for the 5 trading days immediately preceding the conversion date. These debentures are secured by all of our assets. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the debentures upon 15 business days’ notice for 120% of the amount redeemed.

Limitation Of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of Roanoke. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Roanoke pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

The authorized but unissued shares of our common are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Roanoke that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Roanoke’ Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Roanoke by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective March 1, 2005, Gately & Associates, LLC was removed as our independent auditor. On March 1, 2005, the we engaged Webb & Company, PA as our principal independent accountant. This decision to engage Webb & Company was ratified by the majority approval of our Board of Directors.

We are unaware of any disagreements with Gately & Associates related to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. For the most recent fiscal year and any subsequent interim period through Gately & Associates’ termination on March 1, 2005, there has been no disagreement between the company and Gately & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gately & Associates would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Our Board of Directors participated in and approved the decision to change independent accountants. Gately & Associates’ audit report on the financial statements for the years ended October 31, 2003 and October 31, 2004 were modified for an uncertainty as to our ability to continue as a going concern. Gately & Associates’ audit report contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles.

In connection with its audits for the two most recent fiscal years and review of financial statements through March 1, 2005, there have been no disagreements with Gately & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Gately & Associates would have caused them to make reference thereto in their report on the financial statements.

During the two most recent fiscal years and the interim period subsequent to March 1, 2005, there have been no reportable events as set forth in Item 304(a)(i)(v) of Regulation S-K. We have requested that Gately & Associates furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form 8-K.

We have engaged, Webb & Company of Boynton Beach, Florida, as our new independent auditors as of March 1, 2005. Prior to such date, we, did not consult with Webb & Company, regarding (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered by Webb & Company, PA or (iii) any other matter that was the subject of a disagreement between Roanoke and our former auditor as described in Item 304(a)(1)(iv) of Regulation S- B.

EXPERTS

The consolidated financial statements for the fiscal years ended October 31, 2004 and 2003 included in this prospectus, and incorporated by reference in the registration statement, have been audited by Gately & Associates, LLC, independent auditors, as stated in their report appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon the reports of Gately & Associates, LLC, given upon their authority as experts in accounting and auditing.

Transfer Agent

The transfer agent for our common stock is Interwest Transfer Co., Inc. Their address is 1981 East 4800 South Murray Holladay Rd, STE 100, Salt Lake City, UT 84117 and their telephone number is 801-272-9294.

LEGAL MATTERS

Kirkpatrick & Lockhart Nicholson Graham, LLP, will pass on the validity of the shares of common stock offered hereby for us. Kirkpatrick & Lockhart Nicholson Graham is located at 201 S. Biscayne Blvd., 20th Floor, Miami, Florida 33131.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to E/S Corporation and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Roanoke with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as Roanoke which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

ROANOKE TECHNOLOGY CORPORATION

FINANCIAL STATEMENTS

TABLE OF CONTENTS

PAGE

Report Of Independent Registered Public Accounting Firm	F-2
Condensed Consolidated Balance Sheet As Of January 31, 2005	F-3
Condensed Consolidated Statements Of Operations For The Three Months Ended January 31, 2005 And 2004	F- 4
Condensed Consolidated Statements Of Cash Flows For The Three Months Ended January 31, 2005 And 2004	F-5
Notes to Condensed Consolidated Financial Statements As of January 31, 2005	F-6 – F-8
Balance Sheets As of October 31, 2004 and 2003	F -9 – F-10
Statements of Operations for the Twelve Months Ended October 31, 2004 and 2003	F-11
Statement of Stockholders; Equity As of October 31, 2004	F-12 – F-14
Statements of Cash Flows For the Twelve Months Ended October 31, 2004 and 2003	F-15
Notes to Consolidated Financial Statements	F-16 – F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Roanoke Technology Corporation

Rocky Mount, North Carolina

We have audited the accompanying balance sheet of Roanoke Technology Corporation as of October 31, 2004 and 2003 and the related statements of operations, stockholder’s equity and cash flows for the twelve months ending October 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on the audit.

We conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that the audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Technology Corporation as of October 31, 2004 and the results and its cash flows for the twelve months ending October 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the footnotes to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gately & Associates, LLC

Altamonte Springs, Florida

January 15, 2005 and March 22, 2005

ROANOKE TECHNOLOGY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JANUARY 31, 2005

ASSETS

CURRENT ASSETS
Cash	$ 39,363
Accounts receivable, net	18,105
Prepaid expenses and other current assets	5,723
Total Current Assets	63,191

PROPERTY AND EQUIPMENT, NET	305,473

OTHER ASSETS
Deposits	8,150

TOTAL ASSETS	$ 376,814

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 95,709
Payroll tax and penalty payable	754,215
Loan from officer	494,273
Total Current Liabilities	1,344,197

LONG-TERM LIABILITIES
Notes payable	829,306
Total Long-Term Liabilities	829,306

TOTAL LIABILITIES	2,173,503

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 100,000,000 shares issued and outstanding	10,000
Common stock, $0.0001 par value, 5,000,000,000 shares authorized, 2,729,651,286 shares issued and outstanding	272,965
Additional paid in capital	21,055,116
Accumulated deficit	(23,134,770)
Total Stockholders’ Deficiency	(1,796,689)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$ 376,814

See accompanying notes to condensed consolidated financial statements.

ROANOKE TECHNOLOGY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED JANUARY 31, 2005 AND 2004

	2005	2004

REVENUE	$ 194,984	$ 236,503

COST OF SALES	104,691	169,686

GROSS PROFIT	90,293	66,817

OPERATING EXPENSES
General and administrative	183,075	538,560
Research and development	-	39,290
Total Operating Expenses	183,075	577,850

LOSS FROM OPERATIONS	(92,782)	(511,033)

OTHER EXPENSE
Interest income	1	-
Interest expense	(47,524)	(18,965)
Total Other Expense	(47,523)	(18,965)

NET LOSS	$ (140,305)	$ (529,998)

Net loss per share - basic and diluted	$ -	$ -

Weighted average number of shares outstanding during the period - basic and diluted	2,729,651,286	769,151,286

See accompanying notes to condensed consolidated financial statements.

ROANOKE TECHNOLOGY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED JANUARY 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (140,305)	$ (529,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on notes payable	31,042	-
Depreciation and amortization	14,226	16,114
In-kind contribution of interest expense	6,250	-
Compensation in the form of stock	-	412,500
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2,022)	(15,159)
(Increase) decrease in prepaid expenses and other current assets	(1,973)	(1,260)
(Increase) decrease in deposits	-	(2,000)
Increase (decrease) in accounts payable and accrued expenses	4,809	(9,393)
Increase (decrease) in employee loan	-	(5,090)
Net Cash Provided By (Used In) Operating Activities	(87,973)	(134,286)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for equipment	-	(30,041)
Net Cash Used In Investing Activities	-	(30,041)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) officer loan	(5,727)	175,000
Proceeds from note payable	300,000	-
Proceeds from beneficial conversion	75,000	-
Payments of principal on note payable	(268,099)	(9,374)
Net Cash Provided By Financing Activities	101,174	165,626

NET INCREASE IN CASH	13,201	1,299

CASH AT BEGINNING OF PERIOD	26,162	18,306

CASH AT END OF PERIOD	$ 39,363	$ 19,605

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest expense	$ -	$ -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During November 2004, the Company exchanged 100,000,000 shares of common stock for 100,000,000 shares of Class A common stock.

See accompanying notes to condensed consolidated financial statements.

ROANOKE TECHNOLOGY CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JANUARY 31, 2005

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management’s opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Consolidation

The accompanying consolidated financial statements for 2005 and 2004 include the accounts of Roanoke Technology Corporation and its wholly owned subsidiary TOP-10 Promotions, Inc. All material intercompany transactions and balances have been eliminated in the consolidation.

(D) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(E) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of January 31, 2005 and 2004, the effect of common share equivalents was anti-dilutive and not included in the calculation of diluted net loss per share.

(F) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(G) Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB

Statements No. 66 and 67,” SFAS No. 153, “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29,” and SFAS No. 123 (revised 2004), “Share-Based Payment,” were recently issued. SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

NOTE 2 CONVERTIBLE NOTES PAYABLE

In October 2004 and December 2004, the Company received $692,500 and $300,000, respectively of proceeds, net of offering costs and beneficial conversion feature, from the issuance of $825,000 and $375,000 notes payable, respectively of 5% convertible promissory notes due three years from the date of issuance. The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (1) 120% of the volume weighted average price of the common stock on the date of the debentures or (2) 80% of the volume weighted average price of the common stock of the Company for five trading days immediately preceding the conversion date. The offering costs are being amortized over the life of the convertible notes payable of three years. The principal and accrued interest are due in full on the maturity date. The convertible notes payable are secured by all the assets and property of the Company.

Note payable - Face	$ 1,200,000
Note payable - Discount	370,694
$ 829,306

NOTE 3 LOAN FROM OFFICER

During 2004, the Company received a non-interest bearing loan from its President. The loan is unsecured and due on demand. During the three months ended January 31, 2005, the Company repaid $5,727 of principal. In addition, the Company recorded an in-kind contribution of $6,250 for the fair value of interest contributed by its President. The total outstanding principal at January 31, 2005 was $494,273.

NOTE 4 STOCKHOLDERS’ EQUITY

(A) Class A Common Stock

During 2004, the Company’s President exchanged 100,000,000 shares of common stock for 100,000,000 shares of Class A common stock. The Company is authorized to issue 100,000,000 shares of Class A common stock. Each share of Class A common stock is convertible into 10 shares of common stock.

(B) Proceeds from Beneficial Conversion

During 2005, the Company allocated $75,000 from the convertible notes payable to additional-paid in capital to account for the beneficial conversion feature of the convertible notes payable.

(C) In-Kind Contribution

During 2005, the Company received an in-kind contribution of $6,250 for the fair value of interest contributed by its President (See Notes 3 and 5).

NOTE 5 RELATED PARTY TRANSACTIONS

During 2004, the Company’s President exchanged 100,000,000 shares of common stock for 100,000,000 shares of Class A common stock.

During the three months ended January 31, 2005, the Company repaid $5,727 of principal.

During 2005, the Company received an in-kind contribution of $6,250 for the fair value of interest contributed by its President (See Notes 3 and 5).

NOTE 6 GOING CONCERN

As reflected in the accompanying financial statements, the Company has a negative working capital of $1,281,006, a stockholders’ deficiency of $1,796,689 and has a negative cash flow from operations of $87,973. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 7 SUBSEQUENT EVENT

During 2005, the Company received an additional $100,000 convertible note payable on the same terms as the previous two notes (See Note 2).

ROANOKE TECHNOLOGY CORPORATION

BALANCE SHEET

As of October 31, 2004 and 2003

ASSETS	10/31/2004	10/31/2003

CURRENT ASSETS
Cash	$ 26,162	$ 18,306
Accounts receivable, net of $36,505 allowance	16,083	-
Employee advances	3,750	-
Total Current Assets	45,995	18,306

PROPERTY AND EQUIPMENT
Equipment and leasehold improvements	655,698	599,213
Less: accumulated depreciation	(335,999)	(279,096)
Total Property and Equipment	319,699	320,117

OTHER ASSETS
Amortizable discount on bond debt	289,236	-
Deposits	8,150	5,250
Total Other Assets	297,386	5,250

TOTAL ASSETS	$ 663,080	$ 343,673

The accompanying footnotes are an integral part of these financial statements.

ROANOKE TECHNOLOGY CORPORATION

BALANCE SHEET

As of October 31, 2004 and 2003

LIABILITIES AND STOCKHOLDERS’ EQUITY	10/31/2004	10/31/2003

CURRENT LIABILITIES
Accounts payable	$ 38,929	$ 274,710
Payroll tax and penalty payable	666,590	782,693
Employee loan	-	5,090
Payroll payable	28,581
Salary payable - Officer	107,625
Loan from affiliated company	500,000	-
Current maturity on SBA loan	230,599	164,421
Total Current Liabilities	1,572,324	1,226,914

LONG TERM LIABILITIES
Long term, SBA loan	-	270,807
Less current portion of long term debt	-	(164,421)
Convertible debenture bond and accrued interest	828,390	440,704
Total Long Term Liabilities	828,390	547,090

TOTAL LIABILITIES	2,400,714	1,774,004

STOCKHOLDERS’ EQUITY
Preferred Stock, $.0001 par value Authorized: 10,000,000 Issued and Outstanding: None	-	-
Common Stock, $.0001 par value Authorized: 5,000,000,000 Issued: 2,829,651,286 and 494,151,286, respectively	282,965	49,415
Additional paid in capital	20,973,866	8,635,939
Retained earnings (loss)	(22,994,465)	(10,115,685)
Total Stockholders’ Equity	(1,737,634)	(1,430,331)

TOTAL LIABILITIES AND EQUITY	$ 663,080	$ 343,673

The accompanying footnotes are an integral part of these financial statements.

ROANOKE TECHNOLOGY CORPORATION

STATEMENTS OF OPERATIONS

For the twelve months ending October 31, 2004 and 2003

	10/31/2004	10/31/2003

REVENUE	$ 795,923	$ 1,236,805

COST OF SERVICES	625,647	1,003,158

GROSS PROFIT OR (LOSS)	170,276	233,647

EXPENSES
General and administrative	12,649,802	2,651,390
Research and development	89,082	141,274

TOTAL EXPENSE	12,738,884	2,792,664

OPERATING INCOME	(12,568,608)	(2,559,017)

OTHER INCOME (EXPENSE)
Other income - gain from litigation settlement	110,698	-
Other expense - Settlement on bond retirement	(296,012)	-
Interest expense	(124,858)	(69,762)

TOTAL OTHER INCOME (EXPENSE)	(310,172)	(69,762)

NET INCOME (LOSS)	$ (12,878,780)	$ (2,628,779)

Earnings (loss) per share	$ (0.01)	$ (0.02)

Weighted average number of common shares	1,795,901,286	124,478,481

The accompanying footnotes are an integral part of these financial statements.

ROANOKE TECHNOLOGY CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

As of October 31, 2003

	COMMON STOCK	PAR VALUE	ADDITIONAL PAID IN CAPITAL	ALLOW FOR STOCK COMP.	RETAINED EARNINGS (DEFICIT)	TOTAL EQUITY

Balance, October 31, 2002	59,059,057	$ 5,906	$ 6,307,696	$ (153,429)	$ (7,486,906)	$ (1,326,733)

Stock issued in debenture bond conversion	85,501,001	8,550	302,890			311,440

Stock issued for services	78,000,000	7,800	425,200			433,000

Stock issued for officer compensation and bonus	271,591,228	27,159	1,600,153			1,627,312

Allowance for deferred stock compensation on contract services			153,429			153,429

Net income (loss)			(2,628,779)			(2,628,779)

Balance, October 31, 2003	494,151,286	$ 49,415	$ 8,635,939	$ -	$ (10,115,685)	$ (1,430,331)

The accompanying footnotes are an integral part of these financial statements.

ROANOKE TECHNOLOGY CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

As of October 31, 2004

	COMMON STOCK	PAR VALUE	ADDITIONAL PAID IN CAPITAL	ALLOW FOR STOCK COMP.	RETAINED EARNINGS (DEFICIT)	TOTAL EQUITY

Balance, October 31, 2003	494,151,286	$ 49,415	$ 8,635,939		$ (10,115,685)	$ (1,430,331)

Stock issued for contract
services on Nov. 7, 2003
for a value of $.0051/share	100,000,000	10,000	500,000			510,000

Stock issued for contract
services on Nov. 19, 2003
for a value of $.0055/share	300,000,000	30,000	1,620,000			1,650,000

Stock issued for contract
services on Dec. 30, 2003
for a value of $.006/share	400,000,000	40,000	2,360,000			2,400,000

Stock issued for officer
compensation and bonus
on May 24, 2004 at $.0054
per share	1,250,000,000	125,000	6,625,000			6,750,000

Stock issued for contract
services on May 3, 2004
for a value of $.006/share	90,000,000	9,000	531,000			540,000

Stock issued for contract
services on June 15, 2004
for a value of $.0044/share	70,000,000	7,000	301,000			308,000

Stock issued for contract
services on July 12, 2004
for a value of $.0027/share	4,000,000	400	10,400			10,800

Stock issued for contract
services on Aug. 18, 2004
for a value of $.0023/share	7,500,000	750	16,500			17,250

Stock issued for contract
services on Sep. 14, 2004
for a value of $.0021/share	14,000,000	1,400	28,000			29,400

Stock issued to retire bond
liability on Sep. 30, 2004
for a value of $.0018/share	100,000,000	10,000	170,000			180,000

Net income (loss)					(12,878,780)	(12,878,780)

Subtotal balance	2,829,651,286	$ 282,965	$20,797,839	$ -	$(22,994,465)	$ (1,913,661)

The accompanying footnotes are an integral part of these financial statements.

ROANOKE TECHNOLOGY CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

As of October 31, 2004

	COMMON STOCK	PAR VALUE	ADDITIONAL PAID IN CAPITAL	ALLOW FOR STOCK COMP.	RETAINED EARNINGS (DEFICIT)	TOTAL EQUITY

Subtotal balance	2,829,651,286	$ 282,965	$ 20,797,839	$ -	$ (22,994,465)	$ (1,913,661)

To record beneficial bond
conversion Option as of
October 1, 2004		165,000				165,000

To record in kind contribution
of interest on affiliated loan		11,027				11,027

Balance, October 31, 2004	2,829,651,286	$ 282,965	$ 20,973,866	$ -	$ (22,994,465)	$ (1,737,634)

The accompanying footnotes are an integral part of these financial statements.

ROANOKE TECHNOLOGY CORPORATION

STATEMENTS OF CASH FLOWS

For the twelve months ending October 31, 2004 and 2003

	10/31/2004	10/31/2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ (12,878,780)	$ (2,628,779)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	56,903	64,456
Amortization - bond discount	8,264	-
Compensation in the form of stock	12,215,450	2,213,741
Stock issued in bond retirement	180,000	-
Accrue in kind interest	11,027	-
Gain on litigation settlement	110,698	-
(Increase) Decrease in accounts receivable	(16,083)	7,024
(Increase) Decrease in employee advance	(3,750)	10,530
(Increase) Decrease in prepaid expense	-	13,289
(Increase) Decrease in deposits	(2,900)	-
Increase (Decrease) in payables and accrued expenses	(215,678)	50,058
Increase (Decrease) in employee loan	(5,090)	5,090
Increase (Decrease) in accrued interest	26,071	69,776
Total adjustments to net income	12,364,912	2,433,964

Net cash provided by (used in) operating activities	(513,868)	(194,815)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for equipment	(56,485)	(43,493)
Net cash flows provided by (used in) investing activities	(56,485)	(43,493)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan from affiliated company	500,000	-
Proceeds from loan on bond retirement loan	92,500	-
Proceeds from debenture bond	238,027
Cash paid on officer loan	(54,499)	-
Cash paid on SBA loan	40,208	-
Net cash provided by (used in) financing activities	578,209	238,027

CASH RECONCILIATION
Net increase (decrease) in cash	7,856	(281)
Cash - beginning balance	18,306	18,587

ENDING CASH BALANCE	$ 26,162	$ 18,306

The accompanying footnotes are an integral part of these financial statements.

ROANOKE TECHNOLOGY CORPORATION

AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

1. Summary of significant accounting policies:

Industry - Roanoke Technology Corporation (The Company) was incorporated December 11, 1997 as Suffield Technologies Corp., its original name, under the laws of the State of Florida. The Company is headquartered in Rocky Mount, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities.

Revenue Recognition - Revenues resulting from technology consulting services are recognized as such services are performed in accordance with generally accepted accounting principles.

Cash and Cash Equivalents - The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Basis of Accounting - The Company’s financial statements are prepared in accordance with generally accepted accounting principles. All costs associated with software development and advancement are expensed as a cost of sales through an ongoing research and development program.

Property and Equipment - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment	2 to 10 years
Furniture and fixtures	5 to 10 years

Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Research and Development - Research and development costs incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new services, prior to the attainment of the related products’ technological feasibility, are recorded as expenses in the period incurred.

Income Taxes - The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments - The Company’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share - Basic earnings per share (“EPS”) is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the

Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Concentrations of Risk - Financial instruments which potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions.

No customer represented 10 % or more of The Company’s total sales as of the current reporting period.

The Company has a concentration of revenue dependency on a limited number of services.

Stock-Based Compensation - In accordance with the recommendations in SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”), The Company’s management has considered adopting this optional standard for disclosure purposes, along with Accounting Principles Board opinion no. 25. The Company may consider using full implementation of SFAS No. 123 at a future date.

2. Going Concern Uncertainties:

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has suffered losses from operations and may require additional capital to continue as a going concern as The Company develops its new markets.

Management believes The Company will continue as a going concern in its current market and is actively marketing its services which would enable The Company to meet its obligations and provide additional funds for continued new service development.

In addition, management is currently negotiating several additional contracts for its services. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful. There is also uncertainty with regard to managements projected revenue being in excess of its operating expenditures for the fiscal year ending October 31, 2004.

On December 25, 2003 the Company negotiated an installment agreement with the Internal Revenue Service with regard to its past due payroll tax liability. The agreement calls for payments of $5,000 per month for 48 months with a balloon payment for the balance owed at the end of that period. The Company’s President, Dave Smith, signed for personal liability of the Trust Fund portion in the amount of $321,840 plus penalties and interest should the Company default on these payments. Should the Company default on these payments and any other current tax compliance, the Company’s property can be taken by the Internal Revenue Service to satisfy the liability.

3. Accounts Receivable and Customer Deposits:

Accounts receivable historically have been immaterial as The Company’s policy is to have the internet services provided paid for in advance. The Company has set up an allowance for doubtful accounts for those accounts that The Company has uncertainty for collection. As of the balance sheet date there were no deposits paid in advance.

4. Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates.

5. Revenue and Cost Recognition:

The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when services are performed and expenses realized when obligations are incurred.

6. Accounts payable and accrued expenses:

Accounts payable and accrued expenses consist of trade payables, accrued interest, accrued payroll and payroll taxes created from normal operations of the business.

7. Long-term debt:

Long - term debt consists of:

On September 30, 2004, The Company entered into a Secured Convertible Debenture Bond Agreement (Agreement) with Cornell Capital Partners, LP. Pursuant to the Agreement, The Company issued convertible debentures to Cornell Capital Partners, LP in the original amount of $825,000. The disbursement was paid October 1, 2004. The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the Volume Average Price of the common stock on the date of the debenture or (ii) 80% of the Volume Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of the Company. The debentures have a three-year term and accrue interest at 5% per year. Cornell Capital Partners, LP received 10% of the gross proceeds of the convertible debentures. At maturity if not paid, the debentures will automatically convert into shares of common stock at a conversion price of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of The Company for the five trading days immediately preceding the conversion date. The Convertible Debenture Bond is secured by all assets and property of The Company as set forth in the Security Agreement.

On May 31, 2002, The Company entered into a stock purchase agreement which was comprised of convertible debenture bonds with attached warrants. The bonds provide interest in the amount of 12% per year. The offering involved attached warrants for the purchase of 3,600,000 shares. The total offering is in the amount of $600,000 of which the agreement was considered modified and then had a total balance loaned in the amount of $740,000. The outstanding balance for these bonds is $393,000 for the year ended October 31, 2003 plus accrued interest. Subsequent to the year ended October 31, 2003, the bond was refinanced through a settlement agreement whereby 100,000,000 shares of common stock were issued and a cash payment of $600,000 that was refinanced by a new bond agreement as discussed above.

On November 7, 2000, The Company entered into a loan agreement with First International Bank, Hartford, CT. The U.S. Small Business Administration is the guarantor on this loan in the amount of $290,000. The initial interest rate, a variable rate, was 11.50% per year and has since been renegotiated with Aurora Loan Services, Inc. to 8.50%.

Aggregate maturities of long - term debt over the next five years for the year ended October 31, 2003 are as follows:

For the year ended October 31, 2003

YEAR	AMOUNT
2004	164,421
2005	36,222
2006	36,424
2007	42,909
2008	46,701

Subsequent to the year ended October 31, 2004, this loan was paid in full during December of 2005.

8. Operating Lease Agreements:

In January of 2004, The Company paid $10,000 to buy out its lease contract and move to a less expensive building in Rocky Mount, NC. The new lease is for 5 years and calls for monthly payments of $3,500 for the first year, $4,000 for the second and third years, and $4,500 for the fourth and fifth years. The lease contract also calls for The Company to pay for any leasehold improvements.

The Company also leases its phone systems, internet lines and various equipment.

The lease terms are month to month leases and leases that expire in less than 12 months. For this reason, The Company considers all of these types of lease arrangements as operating. Currently the lease costs average about $50,000 for line services and equipment rental per year included as part of cost of sales.

9. Stockholders’ Equity:

Preferred Stock

The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. None of these shares have been issued and the limitations, rights, and preferences were yet to be determined by the Board of Directors.

Class A Common Stock

The Company has authorized 100,000,000 shares of Class A common stock at a par value of $.0001 which has the right to vote at a rate equivalent to (10) shares of common stock for each share of Class A common stock held.

On November 19, 2004, subsequent to the year ended October 31, 2004, the Company entered into an agreement with David Smith, President, in which David Smith agreed to return 100,000,000 shares of the Company’s common stock in consideration for the issuance of 100,000,000 shares of the Company’s Class A Common Stock.

Common Stock

The Company has been authorized 20,000,000,000 shares of common stock at $.0001 par value. The Company amended its articles of incorporation effective September 29, 2004 for this number of shares authorized. The Company had originally authorized 150,000,000 common shares at its inception.

On November 19, 2004, subsequent to the year ended October, 31, 2004, the Company entered into an agreement with David Smith, President, in which David Smith agreed to return 100,000,000 shares of the Company’s common stock to the company in consideration for the issuance of 100,000,000 shares of the Company’s Class A common stock. The shares returned have been retired.

On September 30, 2004 the Company issued 100,000,000 shares of common stock to the holders of the Company’s debenture bond liability in a settlement to retire the bond issue. The shares were issued at a value of $180,000, or $0.0018 per share.

On September 14, 2004, the Company issued 10,000,00 shares of common stock to Barry Clark for consulting services for a value of $21,000, or $0.0021 per share.

On September 14, 2004, the Company issued to Russell Jones, an employee, 4,000,000 shares of stock for services for a value of $8,400, or $0.0021 per share.

On August 18, 2004 the Company issued 7,500,000 shares of common stock to J. Powell for consulting services for a value of $17,250, or $0.0023 per share.

On July 12, 2004 the Company issued 2,000,000 shares of common stock to J. Saldi for consulting services for a value of $5,400, or $0.0027 per share.

On July 12, 2004 the Company issued 2,000,000 shares of common stock to Dan Smith, an employee, for services for a value of $5,400, or $0.0027 per share.

On June 15, 2004 the Company issued 50,000,000 shares of common stock to T. Bojadzijev for consulting services for a value of $220,000, or $0.0044 per share.

On June 15, 2004 the Company issued 20,000,000 shares of common stock to J. Randall Hicks for consulting services for a value of $88,000, or $0.0044 per share.

On May 3, 2004 the Company issued 20,000,000 shares of common stock to J. Randall Hicks for consulting services for a value of $120,000, or $0.006 per share.

On May 3, 2004 the Company issued 50,000,000 shares of common stock to T. Bojadzijev for consulting services for a value of $300,000, or $0.006 per share.

On May 3, 2004 the Company issued 20,000,000 shares of common stock to Barry Clark for consulting services for a value of $120,000, or $0.006 per share.

On May 24, 2004 the Company issued 1,250,000,000 shares of common stock to the Company’s President in compliance with the President’s compensation agreement.

These shares were issued in compliance with the anti-dilution clause of this agreement for a value of $6,750,000, or $0.0054 per share. The shares were accounted for at the value of the trading price close of day on that date.

On November 7, 2003 the company entered into a consulting Agreement with Barry Clark. As compensation, the Company Issued 100,000,000 common shares for a value of $510,000, or $.0051 per share.

On November 19, 2003 the Company entered into a consulting agreement with Tom Bojadzijev. As compensation, the Company issued 300,000,000 common shares for a value of $1,650,000, or $.0055 per share. Also, on December 30, 2003 the Company entered into an additional consulting agreement and issued 400,000,000 common shares for a value of $2,400,000, or $.006 per share.

During the fiscal year end October 31, 2003, the Company converted debenture bond principal and interest into 85,501,001 common shares for a value of $311,440.

On October 27, 2003 the Company issued 270,000,000 restricted common shares to David Smith, President, in compliance with his employment agreement for a value of $1,620,000, or $.006 per share. The shares represent a bonus for services rendered and consideration for extension on his employment agreement as amended on October 27, 2003.

On September 18, 2003 the Company issued 277,960 restricted common shares to David Smith, President, in compliance with his employment agreement for a value of $1,140, or .0041 per share. The employment agreement bonus term is 5 years from the date the agreement was amended, October 27, 2003.

On April 8, 2003 the Company issued 1,313,268 restricted common shares to David Smith, President, in compliance with his employment agreement for a value of $6,172, or .0047 per share. The shares represent a retroactive and continuing bonus whereby the amended employment agreement calls for a stock bonus of 1% of the outstanding common shares of the Company determined each year on December 31. The employment agreement bonus term is 5 years from the date the agreement was amended, October 27, 2003.

On February 15, 2003 the Company entered into a consulting agreement with Byron Rambo to have assistance with the negotiations with the Internal Revenue Service regarding its past due payroll tax liability. As compensation, the Company issued 1,000,000 shares of common stock for a value of $12,000 or $0.012 per share, the trading value of the stock the day the agreement was entered into.

During the year, 2003, the Company entered into consulting agreements with Barry Clark to provide advice to undertake for and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs, and condition. The following lists the compensation in the form of common stock provided by the agreements:

on January 29, 2003 7,000,000 shares for $98,000 or $0.014 per share, on March 31, 2003 14,000,000 shares for $64,000 or $0.0046, on June 12, 2003 14,000,000 shares for $77,000 or $0.0055 per share, on September 9, 2003 14,000,000 shares for $70,000 or $0.005 per share and on October 3, 2003 28,000,000 shares for $112,000 or $0.004 per share. All shares were valued at the trading value of common shares on the dates that the agreements were entered into.

11. Employment Contract and Incentive Commitments:

The Company has entered into a five year employment contract with the President, Dave Smith, as amended on August 22, 2000, April 12, 2001 and October 27, 2003.

As amended on October 27, 2003, the contract provides for a salary of $150,000; a stock bonus of 270,000,000 restricted common shares; a stock bonus of 1,000,000 common shares per year for each year that the Company generates a profit during the five year term; quarterly bonus of 30% of the net income before income tax of The Company; receive up to one 1% of the issued and outstanding shares of the Company which amount will be determined as of December 31st of each year; an anti dilution clause that the employee shall be issued additional shares to ensure that he retains at least 51% of the issued and outstanding shares of the Company; standard non-competition clause during this term and for a period of 2 years after; automatic renewal of the employment agreement for additional one year terms (provided he is not in default under the employment agreement) after the 5 year term of the contract from October 27, 2003.

12. Deferred Tax Assets and Liabilities:

The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. As of October 31, 2004 and 2003, The Company had a deferred tax asset in the amount of approximately $4,598,000 and $2,023,000, respectively, that is derived from a net operating tax loss. A portion of this carry-forward is associated with stock compensation to officers and is deductible for tax purposes when the stock is sold by the officers. The deferred tax assets will expire during the years ending October 31, 2013 through 2024 if not used to offset taxable income. There is uncertainty about whether the Company will be in a position of using these tax assets therefore an allowance has been set up to offset these assets.

13. Required Cash Flow Disclosure for Interest and Taxes Paid:

The Company paid interest for the years ended October 31, 2004 and 2003 in the amounts of $91,000 and $12,100, respectively. The Company had no income tax payments due and did not pay any income tax amounts during the period. The Company had non-cash transactions that periodically include Officer and Consultant expenses paid in the form of stock as shown in the Statement of Stockholders Equity. For the year ended October 31, 2004, The Company issued as a debt retirement settlement expense 100,000,000 shares of common stock for a value of $180,000.

14. Litigation, claims and assessments:

There are various lawsuits and claims pending against The Company. Management believes that any ultimate liability resulting from those actions or claims will not have a material adverse affect on The Company’s results of operations, financial position or liquidity.

As noted in footnote 16, related party disclosure, there is uncertainty regarding the current negotiations on a demand note in the amount of $500,000. The Company is recording “in kind” contributions of interest as described in that footnote until these negotiations come to a conclusion.

On October 15, 2003 a default judgment against the Company was entered in favor for the plaintiff, Gordon & Rees, LLP, in the amount of $106,720 plus attorney fees of $26,680. The suit was over legal fees incurred by the Company and the fees are included in the Company’s accounts payable balance. The fees were incurred during the year ended October 31, 2002. On May 27, 2004 the Company entered into a settlement agreement whereby the Company would pay $19,000 by June 11, 2004 to allow a dismissal of the lawsuit. Such amount was paid and this case was settled in full.

On February 20, 2003 a complaint, Sprint Communications Company Limited Partnership vs. Roanoke Technology Corp., was filed in the State of North Carolina, County of Halifax Superior Court Division. The complaint asserts that The Company is indebted to the plaintiff for a total of $179,150.16 and costs of the action brought forward. The Company has filed a counter-claim in response to this action. Representation for The Company has not determined the likeliness that the plaintiff will be successful with the complaint. The management of The Company asserts that the complaint will not have a material adverse affect on The Company’s results of operations, financial position or liquidity. This matter was settled in full for $10,000.

AJW Partners, LLC. AJQ Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC v. Roanoke Technology Corp., Supreme Court of the State of New York, Index No. 04-600698. The complaint was filed on March 16, 2004 and served on March 19, 2004. The lawsuit was commenced based upon stock purchase agreement comprised of convertible debenture bonds with attached warrants with the plaintiffs. The plaintiffs claim that a total of $775,000 is still owed under the convertible debentures. A full settlement was reached in this matter.

Sancor Industries Ltd. v. Sun-Mar Corporation, Top-10 Promotions, Inc. and Roanoke Technology Corp. Ontario Superior Court of Justice, Court File No. 99-CV-172600 CMA. A judgment was granted against us for unauthorized insertion of the plaintiffs trademarks in our mega-tags. The specific judgment amount was not listed.

15. Condensed consolidating financial statements:

RTCHosting Corp (RTCH) is a wholly owned subsidiary of The Company. RTCH was incorporated on June 12, 2000 in the state of North Carolina. RTCH has 1,000 common shares authorized with no par value and 100 common shares outstanding.

The Company has determined that separate financial statements and other disclosures concerning RTCH are not material to investors. RTCH was formed to hold the copyrights of an on line procurement system being developed by The Company. The Company has expensed all research and development costs. The only costs incurred by RTCH has been its incorporation and start-up costs which have been expensed in the amount of $3,050. RTCH currently has no material values of assets, liabilities or equity.

16. Related party disclosure:

During July of 2004 The Company entered into a verbal agreement with an affiliated company, owned 100% by The Company’s President, whereby The Company borrowed $500,000 with no terms. The amount originated in the affiliated company by a personal loan from the Company’s President. The Company records “in kind” interest at a rate of 7% per year and is recorded as an expense and an “in kind” contribution to capital by The Company’s President reflecting the Presidents unsigned personal agreement with the affiliated company. This loan is considered by The Company to be a demand note.

Related party uncertainty:

There is question regarding this demand note as there was an unsigned agreement with the lender with the President that documents The Company as being the borrower rather than the President. The Company’s President and management has elected The Company to record “in kind” interest at the rate stated in that document. The parties continue to negotiate satisfactory terms with regard to this demand note and there is uncertainty about the results of these negotiations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Roanoke. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Roanoke pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,072.25
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$15,470.27

TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

On November 19, 2004 the Company entered into an agreement with David Smith, President, in which David Smith agreed to return 100,000,000 shares of the Company’s common stock in consideration for the issuance of 10,000,000 shares of the Company’s Class A Common Stock.

On September 30, 2004, pursuant to the Placement Agent Agreement, Roanoke paid Newbridge Securities Corporation a one-time placement agent fee of 5,236,158 restricted shares of common stock equal to approximately $10,000 based on the market price of the stock at the time of issuance.

On October 1, 2004, Cornell Capital Partners purchased a secured convertible debenture in the principal amount of $825,000. Cornell Capital Partners purchased an additional secured convertible debenture equal to $375,000 on December 3, 2004. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debenture are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of our assets. At maturity we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the secured convertible debentures upon 15 business days’ notice for 120% of the amount redeemed plus any accrued interest.

On September 30, 2004 the Company issued 100,000,000 shares of common stock to the holders of the Company’s debenture bond liability in a settlement to retire the bond issue. The shares were issued at a value of $180,000, or $0.0018 per share.

On September 14, 2004, we issued 10,000,00 shares of common stock to Barry Clark for consulting services for a value of $21,000, or $0.0021 per share.

On September 14, 2004, we issued to Russell Jones, an employee, 4,000,000 shares of stock for services for a value of $8,400, or $0.0021 per share.

On August 18, 2004 we issued 7,500,000 shares of common stock to J. Powell for consulting services for a value of $17,250, or $0.0023 per share.

On July 12, 2004 we issued 2,000,000 shares of common stock to J. Saldi for consulting services for a value of $5,400, or $0.0027 per share.

On July 12, 2004 we issued 2,000,000 shares of common stock to Dan Smith, an employee, for services for a value of $5,400, or $0.0027 per share.

On June 15, 2004 we issued 50,000,000 shares of common stock to T. Bojadzijev for consulting services for a value of $220,000, or $0.0044 per share.

On June 15, 2004 we issued 20,000,000 shares of common stock to J. Randall Hicks for consulting services for a value of $88,000, or $0.0044 per share.

On May 24, 2004 we issued 1,250,000,000 shares of common stock to our President in compliance with the President’s compensation agreement. These shares were issued in compliance with the anti-dilution clause of this agreement for a value of $6,750,000, or $0.0054 per share. The shares were accounted for at the value of the trading price close of business on that date.

On May 3, 2004 we issued 20,000,000 shares of common stock to J. Randall Hicks for consulting services for a value of $120,000, or $0.006 per share.

On May 3, 2004 we issued 50,000,000 shares of common stock to T. Bojadzijev for consulting services for a value of $300,000, or $0.006 per share.

On May 3, 2004 we issued 20,000,000 shares of common stock to Barry Clark for consulting services for a value of $120,000, or $0.006 per share.

On November 7, 2003 we entered into a consulting Agreement with Barry Clark. As compensation, we issued 100,000,000 common shares for a value of $510,000, or $.0051 per share. The term of the agreement is one year and the compensation for this agreement will be ratably charged to expense over the term through an allowance account set up in the stockholders’ equity section of the financial statements. During the term of the this agreement, consultant shall provide advice concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, and other consulting services.

On November 19, 2003 we entered into a consulting agreement with Tom Bojadzijev. As compensation to Mr. Bojadzijev, we issued 300,000,000 common shares for a value of $1,650,000, or $.0055 per share. Also, on December 30, 2003 we entered into an additional consulting agreement and issued 400,000,000 common shares for a value of $2,400,000, or $.006 per share. The terms of these agreements is one year from the date of inception and the compensation for these agreements will be ratably charged to expense over the term through an allowance account set up in the stockholders’ equity section of the financial statements.

During the fiscal year end October 31, 2003, we converted a debenture bond principal and interest into 85,501,001 common shares for a value of $311,440.

On October 27, 2003 we issued 270,000,000 restricted common shares to David Smith, President, in compliance with his employment agreement for a value of $1,620,000, or $.006 per share. The shares represent a bonus for services rendered and consideration for extension on his employment agreement as amended on October 27, 2003.

On September 18, 2003 we issued 277,960 restricted common shares to David Smith, President, in compliance with his employment agreement for a value of $1,140, or .0041 per share. The employment agreement bonus term is 5 years from the date the agreement was amended, October 27, 2003.

On April 8, 2003 we issued 1,313,268 restricted common shares to David Smith, President, in compliance with his employment agreement for a value of $6,172, or .0047 per share. The shares represent a retroactive and continuing bonus whereby the amended employment agreement calls for a stock bonus of 1% of the outstanding common shares of the Company determined each year on December 31. The employment agreement bonus term is 5 years from the date the agreement was amended, October 27, 2003.

On February 15, 2003 we entered into a consulting agreement with Byron Rambo to have assistance with the negotiations with the Internal Revenue Service regarding its past due payroll tax liability. As compensation, we issued 1,000,000 shares of common stock for a value of $12,000 or $0.012 per share, the trading value of the stock the day the agreement was entered into.

During the year, 2003, we entered into consulting agreements with Barry Clark to provide advice to undertake for and consult with us concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with connection with the operation of the businesses, expansion of services, acquisitions and business opportunities, and shall review and advise us regarding its overall progress, needs, and condition. The following lists the compensation in the form of common stock provided by the agreements: on January 29, 2003 7,000,000 shares for $98,000 or $0.014 per share, on March 31, 2003 14,000,000 shares for $64,000 or $0.0046, on June 12, 2003 14,000,000 shares for $77,000 or $0.0055 per share, on September 9, 2003 14,000,000 shares for $70,000 or $0.005 per share and on October 3, 2003 28,000,000 shares for $112,000 or $0.004 per share. All shares were valued at the trading value of common shares on the dates that the agreements were entered into. During the fiscal year end October 31, 2002, the Company converted debenture bond principal and interest into 4,321,460 common shares for a value of $47,172.

On January 7, 2002 we entered into a settlement agreement regarding litigation. The Company agreed to issue 100,000 shares of common stock for a value of $17,000.

On February 22, 2002 we entered into a settlement agreement regarding litigation. We issued 2,000,000 shares of common stock for a value of $140,000 and a payment in cash of $20,000. The shares were issued in amounts of 500,000 each six months until expired. We also issued stock options for the purchase of 2,000,000 shares of common stock in the amount of $.04 per share with an expiration date of 20 years from the date of the agreement.

On May 31, 2002, we entered into a stock purchase agreement which was comprised of convertible debenture bonds with attached warrants. The bonds provide interest in the amount of 12% per year. The offering involved attached warrants for the purchase of 3,600,000 shares. The total offering is in the amount of $600,000 of which the agreement was considered modified and now has a total balance loaned in the amount of $740,000. The outstanding balance for these bonds is $393,000 for the year ended October 31, 2003 plus accrued interest.

Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Roanoke so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Roanoke’ securities.

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION	LOCATION
3.1	Articles of Amendment to the Articles of Incorporation	Incorporated by reference to the Company’s Form SB-2 filed on July 3, 2002

3.1	Articles of Incorporation	Incorporated by reference to the Company’s Form SB-2 filed on July 3, 2002
3.2	By-Laws	Incorporated by reference to the Company’s Form SB-2 filed on July 3, 2002
5.1	Opinion from Kirkpatrick & Lockhart Nicholson Graham LLP	Provided herewith
10.1	Securities Purchase Agreement dated October 1, 2005 with Cornell Capital Partners, LP	Provided herewith
10.2	$825,000 Secured Convertible Debenture	Provided herewith
10.3	$375,000 Secured Convertible Debenture	Provided herewith
10.4	Investor Registration Rights Agreement dated October 1, 2005 with Cornell Capital Partners, LP	Provided herewith
10.5	Security Agreement dated October 1, 2005 with Cornell Capital Partners, LP	Provided herewith
10.6	Escrow Agreement with Butler Gonzalez, LLP dated October 1, 2005	Provided herewith
10.7	Amended Employment Agreement with David Smith	Provided herewith
10.8	Overture Ambassador Agreement	Provided herewith
10.9	Inducement Agreement with Carolina Gateway Partners	Provided herewith
23.1	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP	Incorporated by reference to Exhibit 5.1
23.2	Consent of Gately & Associates	Provided herewith

Undertakings

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)             Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)            Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           Include any additional or changed material information on the plan of distribution;

(2)            That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on March 31, 2005.

Date: April 1, 2005	ROANOKE TECHNOLOGY CORP.

By: /s/ David L. Smith
Name: David L. Smith
Title: Chief Executive Officer, Chief Financial Officer and
Principal Accounting Officer

In accordance with the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	DATE

/s/ David L. Smith
David L. Smith	April 1, 2005
Sole Director